UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 17, 2010

LianDi Clean Technology Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-52235 (Commission File Number)	75-2834498 (IRS Employer Identification No.)

4th Floor Tower B. Wanliuxingui Building,

No. 28 Wanquanzhuang Road, Haidian District, Beijing, 100089  China

(Address of principal executive offices and zip code)

(86) 010-5872-0171

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Effective as of May 17, 2010, the Board of Directors of LianDi Clean Technology Inc. (the “Company”), appointed Hongjie Chen, Joel Paritz and Xiaojun Li to serve as independent directors (each individually, an “Independent Director” and collectively, the “Independent Directors”) as defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, for a term of one year. The Board of Directors established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. All of the Independent Directors will serve on each committee.  Mr. Paritz will serve as the Chairman of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors determined that Mr. Paritz possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the Marketplace Rules of The Nasdaq Stock Market LLC and that he is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission.

Pursuant to one year agreements with the Company, each of Messrs. Chen and Li will receive a fee of $300 per month for the term of the agreement, while Paritz will receive a monthly fee of $4,000 for the term of the agreement. Messrs. Chen and Li were each awarded (i) on the date of execution of their respective agreements, a 5-year option to purchase up to 5,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant, and (ii) on the one-year anniversary of the execution of their respective agreements, an additional 5-year option to purchase up to 5,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant.  Pursuant to Mr. Paritz’s agreement, he was awarded (i) on the date of execution of the agreement, a 5-year option to purchase up to 24,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant, and (ii) on the one-year anniversary of the execution of the agreement, an additional 5-year option to purchase up to 24,000 shares of common stock at the fair market value of the common stock on the date of the grant, such shares vesting in equal quarterly installments for the one year period following the date of grant. The Company will also reimburse each Independent Director for expenses related to his or her attending meetings of the board, meetings of committees of the board, executive sessions and shareholder meetings.

Mr. Chen is currently a managing director of the investment banking firm Haitong Securities Co., Ltd. Previously, he was a financial manager with Lison International Ltd., a subsidiary of Sinopec Shanghai Engineering Co., Ltd. (SSEC) in Hong Kong, and a project financial analyst at SSEC. Mr. Chen received his Bachelor of Economics at Shanghai University of Engineering Science and his EMBA from China Europe International Business School.

Mr. Paritz is founder of Paritz & Company, P.A., an accounting and consulting firm servicing clients in the New York area as well as multi-national companies. Prior to forming Paritz & Co., he was employed by Ernst and Young in both the audit and tax departments. Mr. Paritz is a member of the New York and New Jersey Societies of Certified Public Accountants, American Institute of Certified Public Accountants and the Securities and Exchange Commission Practice Section. He currently serves as a member of the board of directors of the Bank of New Jersey. Mr. Paritz received his master’s in degree in business administration and his bachelor’s degree in accounting from Rutgers University.

Mr. Li is currently president of ShengYuan Investment Company Ltd., an international investment and trading company, and vice president of Zhonghui Guohua Industrial Group Company Limited, a major Chinese mining company. He also serves as deputy secretary of the National Development and Reform Commission of China Industrial Development Association, and has served as general manager of China's Overseas Economic Cooperation Corporation of State Foreign Trade, Central Asia branch. Mr. Li received his bachelor’s degree in economics from the Political Education Department of Xinjiang University.

None of the Independent Directors have any family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which the Independent Directors had, or will have, a direct or indirect material interest.  Copies of the agreements by and between the Company and the Independent Directors are attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 8.01. Other Events.

On May 17, 2010, the Company issued a press release announcing the appointment of the Independent Directors.  A copy of the press release is attached hereto as Exhibit 99.1.

On May 14, 2010, the Company adopted a code of ethics, which is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1	Independent Director Agreement of Hongjie Chen
10.2	Independent Director Agreement of Joel Paritz
10.3	Independent Director Agreement of Xiaojun Li
99.1	Press Release dated May 17, 2010
99.2	Code of Ethics of the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2010	LIANDI CLEAN TECHNOLOGY INC.

	By:	/s/Jianzhong Zuo
Name: Jianzhong Zuo
Title: Chief Executive Officer and President

EXHIBIT INDEX

No.	Description
10.1	Independent Director Agreement of Hongjie Chen
10.2	Independent Director Agreement of Joel Paritz
10.3	Independent Director Agreement of Xiaojun Li
99.1	Press Release dated May 17, 2010
99.2	Code of Ethics of the Company